UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

NEW YORK	1-2360	13-0871985
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

ONE NEW ORCHARD ROAD ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

JANE EDWARDS
VICE PRESIDENT, ASSISTANT GENERAL COUNSEL AND SECRETARY
(914) 499-1900

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of International Business Machines Corporation (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2023 to December 31, 2023.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available at https://www.ibm.com/procurement/responsibleminerals.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 — Exhibits

Item 2.01 Exhibit

The following exhibit is filed as part of this report.

Exhibit Number	Description
Exhibit 1.01	Conflict Minerals Report of International Business Machines Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

INTERNATIONAL BUSINESS MACHINES CORPORATION

/s/ Ric Lewis		May 24, 2024
Name:	Ric Lewis	Date
Title:	Senior Vice President, Infrastructure

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